Press Release: For Immediate Release

QI Systems Appoints Company CFO to Board of Directors

Dallas/ Fort Worth, TX, August XX, 2006 -- QI Systems Inc. (OTCBB: QIII), a leading developer and integrator of contact and contactless payment systems and products, today announced effective August 9, 2006, Mr. Robert I. McLean Jr. has been appointed as a Director of the Company by the Board of Directors. Mr. McLean joined QI Systems on August 22, 2005 as the Company's Chief Financial Officer and Chief Operations Officer.

Speaking on behalf of the Company's Directors, QI Systems' President and CEO, Steve Garman stated, "We are pleased to welcome Mr. McLean to our Board of Directors. He has been instrumental in the momentum and success of the many initiatives QI Systems has undertaken this past year as our CFO and COO. His expertise, professionalism and pride in the Company make Mr. McLean an obvious choice to join the Board. We anticipate that Mr. McLean will continue to bring his experience and business acumen to facilitate the growth of QI Systems' role in the contact and contactless payment systems market."

Prior to joining QI Systems, Mr. McLean worked as the Executive Vice President of Business Development and Global Account Management for Teleplan International, a $300 million publicly traded technology company. Prior to his appointment as Vice President of Teleplan, Mr. McLean served as the Company's Treasurer for American operations. Mr. McLean also held the position of Senior Vice President of Finance and Chief Financial Officer with PC Service Source of Dallas, Texas, a large publicly traded independent computer parts distributor.

Mr. McLean also worked for Computer City, Inc., a $2 billion retail subsidiary of Radio Shack, Inc., as Vice President - Planning and Development. Additionally, Mr. McLean was employed as Director of Planning and Analysis for CompuCom Systems, Inc. Prior to entering the technology sector, Mr. McLean was the General Manager of a commercial aviation component repair facility owned by Aviall, Inc. For nearly 11 years, Mr. McLean held various financial and operational positions with Aviall and its predecessor company, Ryder Inc.'s Aviation Services Division. Mr. McLean began his career as an auditor for PriceWaterhouseCoopers. He is a member of the American and Florida Institutes of Certified Public Accountants.

About QI Systems:

QI Systems Inc. designs and sells card payment solutions for various industries. Products and core competencies include smart cards and stored value systems, security protocols, data communications, software design and hardware manufacture. QI Systems develops and integrates contact and contactless payment systems and products across verticals. Products have been installed in the U.S., Canada, Venezuela, the United Kingdom and Norway. For more information please visit www.qisystems.ca or www.equityperformancegroup.com/clients_qisystems.php.

Contact Information:

Company

QI Systems

Steven Garman, CEO

817-485-8111

sgarman@qisystems.ca

Investor Relations:

Bethany Tomich

Equity Performance Group

617-723-1465

bethany@equityperfgp.com

www.EquityPerformanceGroup.com

Safe Harbor:

Matters discussed in this press release may include "forward-looking-statements" which are subject to certain risks and uncertainties. Consider all risk factors carefully when evaluating forward looking statements as actual results may differ materially from those expressed herein. QI Systems is protected from litigation regarding forward looking statements and undertakes no obligation to publicly update such forward-looking statements.

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